EXHIBIT 99.1

Press Release

Release Date: February 17, 2009	Contact: Thomas A. Vento -
at 4:30 p.m. EST	President
Joseph R. Corrato -
Executive Vice President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FIRST QUARTER RESULTS

Philadelphia, Pennsylvania (February 17, 2009) –Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported a net loss of $993,000 or $(0.09) per share, for the quarter ended December 31, 2008 as compared to net income of $614,000, or $0.06 per share, for quarter ended December 31, 2007.    The net loss reported for the period was primarily due to a $2.2 million non-cash other than temporary impairment (“OTTI”) charge related to certain of the non agency mortgage-backed securities received as a result of the redemption in kind of a mutual fund during the third quarter of fiscal 2008.

Tom Vento, President and Chief Executive Officer, stated “Our earnings, like most financial institutions, have been adversely affected in recent quarters due to the extraordinary turmoil in the secondary market for mortgage-backed and mortgage-related securities and the economic recession.  We continue to have capital levels substantially above the levels to be considered well capitalized.  In accordance with our continued commitment to enhance long-term shareholder value, we previously announced the commencement of our seventh stock repurchase program covering 5% (198,000)of the shares held by shareholders other than our Mutual Holding Company.  The Mutual Holding Company concurrently announced its decision to commence a second repurchase plan of up to 5% of the shares held by the public shareholders upon completion of its first purchase program.  Since going public, the Company has repurchased 1,493,844 shares at an aggregate cost of $19.5 million, while the the Mutual Holding Company has purchased 209,600 shares to date.  In addition, we continue to pay a $.05 per share quarterly dividend on our common shares.”

At December 31, 2008, the Company’s total assets were $491.8 million, an increase of $2.3 million from $489.5 million at September 30, 2008.  The increase was primarily attributable to increase in net loans receivable of $9.9 million, primarily in one-to-four family residential loans.  The increase was partially offset by net repayments in the investment and mortgage-backed securities portfolios.

Total liabilities increased $4.5 million to $425.5 million at December 31, 2008 from $421.1 million at September 30, 2008.  The increase was primarily the result of a $10.7 million increase in deposits, primarily in certificates of deposit.  The increase was partially offset by a decrease in accounts payable and accrued expenses as $5.0 million was disbursed in fiscal 2009 to fund purchases of investment securities committed in fiscal 2008.

Stockholders’ equity decreased by $2.2 million to $66.3 million at December 31, 2008 as compared to $68.5 million at September 30, 2008 primarily due to the net loss of $993,000, the declaration of cash dividends totaling $535,000,  the increase in the net unrealized loss on available for sale securities due to declines in market values of $498,000 and a decrease of $256,000 related to the adoption of the Emerging Issues Task Force Issue No. 06-10 related to postretirement benefits associated with endorsement split dollar life insurance arrangements.

Net interest income increased $998,000 or 36.1% to $3.8 million for the three months ended December 31, 2008 as compared to $2.8 million for the same three month period in 2007. The increase was due to a $566,000 or 8.5% increase in interest income combined with a $432,000, or 11.1% decrease in interest expense.  The increase in interest income resulted primarily from an increase in the average balance of interest-earnings assets of $23.7 million, or 5.2% to $480.1 million for the three months ended December 31, 2008 as compared to $456.4 million for the same period in 2007.  Also contributing to the increase was an 18 basis point increase in the average yield earned on interest-earning assets to 6.02% in the 2008 period.  A portion of the increase in yield for the period was due to the acceleration in the accretion rate of discounts created in connection with the earlier purchases of certain mortgage-backed securities as the pre-payment speeds of such securities have increased and the Company is required to “true up” accretion taken through earnings in the quarter ended December 31, 2008, in accordance with the effective yield method of accounting.  The decrease in interest expense resulted primarily from a 78 basis point decrease to 3.27% in the weighted average rate paid on interest-bearing liabilities, reflecting the decrease in market rates of interest during the past year, partially offset by a $39.0 million, or 10.1% increase in the average balance of interest-bearing liabilities for the three months ended December 31, 2008 as compared to the same period in 2007.

    For the quarter ended December 31, 2008, the net interest margin was 3.14%, as compared to 2.43% for the comparable period in 2007.  The increase in the interest margin was due to the combined effects of the increase in the yield earned on interest-earning assets and the decrease in the rate paid on interest-bearing liabilities.

       The Company established a provision for loan losses of $313,000 for the quarter ended December 31, 2008, compared to $75,000 for the comparable quarter in 2007.  The primary factor in the increase of the loan loss provision related to a $3.0 million non-performing construction loan reflecting the Company’s participation interest in a $14.9 million construction loan to build a 40-unit high-rise condominium project in located in Center City, Philadelphia which has experienced payment delinquencies. Although the project is substantially completed, based on an updated appraisal, the value of the real estate collateralizing the loan has declined.  Another financial institution is the lead lender on the loan. At December 31, 2008, the Company’s non-performing assets totaled $8.1 million or 1.7% of total assets.  The non-performing assets consisted of two construction loans (one of which is the $3.0 million noted above) totaling $3.6 million, three commercial real estate loans totaling $2.1 million, seven one-to four-family residential mortgage lands totaling $0.9 million and one real estate owned property totaling $1.5 million.  The allowance for loan losses totaled $1.9 million, or 0.7% of total loans and 28.9% of non-performing loans.

 Non-interest income decreased by $2.2 million for the three month period ended December 31, 2008 compared with the same period in 2007.  The decreases were due to the $2.2 million OTTI charge related to certain of the non agency mortgage-backed securities received in connection with the redemption in kind of the Company’s investment in a mutual fund during fiscal 2008.

 Non-interest expense increased by $444,000 for the quarter ended December 31, 2008 compared to the same quarter in 2007, primarily due to increases in deposit insurance premiums of $198,000, based on a new fee structure implemented by the FDIC.  Also contributing to the increase, were increases in accounting, legal, and advertising expenses.

The Company recognized income tax expense for the quarter ended December 31, 2008 of $44,000 compared to income tax expense of $290,000 for the three months ended December 31, 2007.  Tax expense was recorded in the 2008 period and was not fully impacted by the capital losses incurred in connection with the writedown of certain of the mortgage-backed securities received in the redemption of the mutual fund.  A valuation allowance was recorded against the deferred tax asset as capital losses are only deductible to the extent of capital gains.  The valuation allowance decreased by $337,000 during the quarter ended December 31, 2008 as certain agency mortgage-backed securities increased in value during the quarter.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At December 31,	At September 30,
	2008	2008
		(as restated) (1)
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$491,669	$489,537
Cash and cash equivalents	11,845	9,454
Investment securities:
Held-to-maturity	114,338	123,022
Available-for-sale	2,000	2,922
Mortgage-backed securities held-to-maturity	39,432	40,281
Mortgage-backed securities available-for-sale	50,689	52,184
Loans receivable, net	283,850	243,969
Deposits	387,522	376,830
FHLB advances	32,691	31,701
Stockholders’ equity	66,260	68,487
Full service offices	7	7

	Three Months Ended December 31,
	2008	2007
		(As restated) (1)
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data (Unaudited):
Total interest income	$7,227	$6,661
Total interest expense	3,462	3,894
Net interest income	3,765	2,767
Provision for loan losses	313	75
Net interest income after provision for loan losses	3,452	2,692
Total non-interest income (charges)	(1,947)	222
Total non-interest expense	2,454	2,010
(Loss) income before income taxes	(949)	904
Income taxes	44	290
Net (loss) income	(993)	614
Basic (loss) earnings per share	(0.09)	0.06
Diluted (loss) earnings per share	(0.09)	0.06

Selected Operating Ratios(2):
Average yield on interest- earning assets	6.02%	5.84%
Average rate on interest-bearing Liabilities	3.27%	4.05%
Average interest rate spread(3)	2.75%	1.79%
Net interest margin(3)	3.14%	2.43%
Average interest-earning assets to average interest-bearing liabilities	113.39%	118.72%
Net interest income after provision for loan losses to non-interest expense	140.67%	133.53%
Total non-interest expense to average assets	1.97%	1.70%
Efficiency ratio(4)	134.98%	67.25%
Return on average assets	(0.80)%	0.52%
Return on average equity	(5.90)%	3.05%
Average equity to average assets	13.53%	17.04%

	At or For the Three Months Ended December 31,
	2008	2007
		(As restated) (6)
Asset Quality Ratios(5)
Non-performing loans as a percent of loans receivable, net(6)	2.60%	1.01%
Non-performing assets as a percent of total assets(6)	1.65%	0.47%
Allowance for loan losses as a percent of total loans	0.71%	0.45%
Allowance for loan losses as a percent of non-performing loans	28.84%	48.61%
Net charge-offs to average loans receivable	0.00%	0.00%

Capital Ratio(5)
Tier 1 leverage ratio
Company	13.55%	16.69%
Bank	12.57%	15.43%
Tier 1 risk-based capital ratio
Company	29.78%	37.85%
Bank	27.63%	35.01%
Total risk-based capital ratio
Company	30.63%	38.37%
Bank	28.47%	35.53%

__________________________________________________________
(1) The income statement for the three month period ended December 31, 2007 and Statement of Financial Condition as of September 30, 2008 were restated due to the Company’s recognition of certain postretirement obligations applicable to prior periods.  The net effect of the adjustments on the income statement for the quarter ended December 31, 2007 was an increase in net income of $4,000.  The net effect on the Statement of Financial Condition as of September 30, 2008 was an increase in assets of $200,000, an increase in liabilities of $588,000 and a decrease in stockholders’ equity of $388,000.

(2) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(4) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(6)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.